UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 18, 2005

THE VERMONT TEDDY BEAR CO., INC.

(Exact name of registrant as specified in its chapter)

New York	1-12580	03-0291679
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

6655 Shelburne Road, P.O. Box 965, Shelburne, Vermont 05482
(Address of principal executive offices)		(zip code)

(802) 985-3001
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

The Registrant hereby amends its Current Report on Form 8-K filed with the Securities and Exchange Commission on March 24, 2005, to file the exhibit required by Item 9.01 which was inadvertently not attached to the Form 8-K when originally filed.

INFORMATION TO BE INCLUDED IN THE REPORT

Item 8.01. Other Events

The Company is a party to a suit against 538 Madison Realty Company pending in the Supreme Court of the State of New York, County of New York, seeking a declaration that a lease with 538 Madison Realty Company is terminated. The status of this litigation is described in detail in the Company's annual report on Form 10-K filed with the Securities and Exchange Commission on September 28, 2004 and in the Company's quarterly reports on Form 10-Q filed with the Securities and Exchange Commission on November 14, 2004 and February 14, 2005.

On March 3, 2005, a mediation session was held in the case. The mediation session did not result in settlement of the litigation.

Subsequent to the mediation session, settlement negotiations have continued between the parties. The substance of these negotiations and communications between the parties for the purposes of settlement are subject to confidentiality requirements and thus may not be disclosed. As a result of these negotiations and communications, on March 18, 2005 the Company increased the amount of its reserve for the litigation by $1,780,000 to reflect management's current estimated cost of $2,000,000 to settle this contingency. Prior to March 18, 2005, the Company had maintained the reserve for this litigation contingency at approximately $220,000. Ongoing settlement discussions include proposals for terms under which a settlement amount would be paid to 538 Madison Realty Company over time.

Increasing the contingency reserve by $1,780,000 resulted in a potential violation of one of the financial covenants in the Company's loan agreements with Banknorth NA. However, on March 24, 2005 the Company received a letter from Banknorth NA, waiving this violation.

The Company continues to conduct discovery and pursue all of its legal remedies to resolve the litigation favorably by decision or settlement. In the event that no settlement is reached and the Company is not successful in its suit against 538 Madison Realty Company, the remaining amount owed under the lease over its remaining term at face value is $2,825,000. The landlord also claims damages pursuant to the lease for interest, attorneys' fees and its costs incurred in connection with re-letting the space. In the event there is a determination that the lease continued in effect, the Company would assert offsets to the damages claimed, based on other settlements reached by the landlord in connection with the December 7, 1997 incident and the current re-letting of the space. Nevertheless there can be no assurance that this dispute can be resolved for less than the full amount claimed by the landlord. Discovery is scheduled to be completed in March 2005 and no trial date has been set.

There are various other claims, lawsuits, and pending actions against the Company incident to the operations of its businesses. It is the opinion of management, after consultation with counsel, that the ultimate resolution of such claims, lawsuits and pending actions will not have a material adverse effect on the Company's consolidated financial position, results of operations or liquidity. There can be no assurance, however, that claims will not be made against the Company in the future. Such claims, if material, may adversely affect the Company's businesses and results of operations.

Item 9.01 Financial Statements and Exhibits

Exhibit No. Description

    Letter from Banknorth NA dated March 24, 2004

THE VERMONT TEDDY BEAR CO., INC.

Date: March 24, 2005 /s/ Elisabeth B. Robert

Elisabeth B. Robert, President and Chief Executive Officer